Exhibit 99.3
Private – Confidential
Enrique Marco
12th January, 2006
Dear Mr. Marco,
In addition to the Benefits outlined in your Employment Agreement dated 12th January, 2006, you are eligible for the following during your employment:
-	Language Training – four weeks for yourself and your wife, Rosa, during the period before your employment in the United States. Thereafter, you personally will be eligible for paid weekly language training for another year.

-	Intercultural Training – two days for yourself and your wife on the subject of living in the U.S., relocating there, and general orientation on the U.S. customs and way of life. Additionally you will receive a one day training on matters relevant to working in the U.S.

-	Travel expenses to the U.S. – the Company will pay for you and your wife’s airfare expenses to the U.S. at the start of your employment. Excess baggage should be sent unaccompanied only.

-	Housing – you will be reimbursed the costs for an interim apartment for up to 6 months (the “temporary housing period”).

-	Home flights during the temporary housing period – you (or one of your family members) will be allowed to travel up to 3 times during this time – Round Trip Business Class, most economical and direct route.

-	Family flights – The Company will pay for 3 roundtrip flights each year, Economy Class, most economical and direct route for use either by yourself, your wife or your son.

-	Additional Allowance – you will be paid an additional allowance of USD 3,000 gross per month.

Page 2 of letter to Enrique Marco
-	Costs for the house hunting agent

-	Removal of furniture / personal belongings to the U.S. – the transit company to be chosen by Corporate Human Resources of the Vorwerk Group.

-	Relocation allowance of the equivalent of EUR 10,000 gross payable only after you have moved into your final accommodation.

-	Tax Advisor – you will be reimbursed for one exit interview in Spain as well as the tax filing for 2006 in Spain. Furthermore you will be reimbursed costs for an entry interview in the U.S. as well as two tax filings.

-	Currency Protection – Part of the base salary will be equalized against currency fluctuations USD versus EUR. The portion to be equalized is 30%. The rate to equalize against a fixed one at the starting date of the employment. At the end of each year the calculation will be made against the average rate of that year (or in 2006 against part of the year), i.e., if the USD exchange rate has increased against the EUR, the negative amount has to be paid to you. If the USD has decreased against the EUR, the surplus amount has to be paid to the Employer. Calculation is to be handled by Corporate Human Resources of the Vorwerk Group.
If not stated otherwise above, the taxation of the benefits mentioned above will be borne by Jafra. Although this correspondence describes events which may occur at the future, your employment relationship with Jafra is at-will as described in your Employment Agreement and nothing in this letter may be construed as modifying your at will relationship. In the event anything in this letter conflicts with your Employment Agreement, the Employment Agreement will control.
Please sign the attached copy of this letter as a sign of your acceptance of the above mentioned conditions
Yours Sincerely,